UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
April 3, 2014 (April 3, 2014)

DIVERSICARE HEALTHCARE SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-12996	62-1559667
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Galleria Boulevard, Brentwood, TN 37027
(Address of Principal Executive Offices) (Zip Code)

(615) 771-7575
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective April 3, 2014, Diversicare Healthcare Services, Inc. (“Diversicare”) entered into an asset purchase agreement with Rose Terrace Acq., LLC (“Purchaser”) to sell its skilled nursing facility in Culloden, West Virginia. The purchase price is approximately $16.5 million and is subject to a number of conditions including an amendment to the Master Lease with Omega Health Investors, Inc. (NYSE: OHI) to terminate the lease only with respect to two other skilled nursing facilities in West Virginia, state licensure and regulatory approval. The Company concurrently entered into an operations transfer agreement with American Health Care Management, LLC, an affiliate of the Purchaser with respect to the two other skilled nursing facilities located in Danville and Ivydale, West Virginia. The obligations of the Purchaser and the New Operator are guaranteed by AMFM, LLC. Upon the completion of the transaction, Diversicare will no longer operate any skilled nursing centers in the State of West Virginia. The transaction is anticipated to close no earlier than July 1, 2014. Prior to execution of the asset purchase agreement, the Company exercised its purchase option under its existing lease for Rose Terrace, and completed the purchase of Rose Terrace from Milton Holdings, LLC on March 27, 2014 for a purchase option exercise price of approximately $7.7 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIVERSICARE HEALTHCARE SERVICES, INC.

By:    /s/ James R. McKnight, Jr.
James R. McKnight, Jr.
Chief Financial Officer

Date:    April 3, 2014